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                                                         Exhibit 99.02 to 8-K #2

(VERITAS LOGO)                                                              NEWS

VERITAS Software Corporation
350 Ellis Street
Mountain View, CA 94043
(650) 527-8000

NOT FOR IMMEDIATE RELEASE

    VERITAS SOFTWARE CORPORATION PRICES $500 MILLION CONVERTIBLE SUBORDINATED
                                 NOTES OFFERING

MOUNTAIN VIEW, CALIF. - JULY 29, 2003 - VERITAS Software Corporation (Nasdaq:
VRTS), announced today the pricing of its offering of $500 million of convertible subordinated notes due in 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). The sale of the notes is expected to close on August 1, 2003.

The notes will bear interest at a rate of 0.25 percent per annum. They will be initially convertible, subject to certain conditions, into shares of the company's common stock at a conversion rate of 21.6802 shares of common stock per $1,000 principal amount of notes, representing an initial effective conversion price of approximately $46.13 per share. The initial effective conversion price represents a premium of approximately 50% to the last reported sale price of the Company's common stock on July 28, 2003, which was $30.75 per share. The notes will be unsecured, subordinated obligations of the Company.

The Company has granted the initial purchasers an option to purchase up to an additional $100 million principal amount of the notes to cover any over-allotments.

The principal purpose of the offering is to redeem the Company's existing convertible subordinated notes due 2006 for an aggregate redemption price of approximately $407 million. As a secondary objective, the Company also expects to use a portion of the net proceeds of the offering in connection with the repurchase of approximately 4.2 million shares of its common stock for an aggregate of approximately $129,000,000 as part of the Company's previously announced stock repurchase program. The remainder of the net proceeds, if any, is expected to be used for general corporate purposes.


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VERITAS Software Corporation Prices $500 Million Convertible Subordinated
Notes Offering
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The notes will be redeemable at the Company's option beginning in August 2006 at a redemption price of 100% of the principal amount plus accrued interest, if any. Holders of the notes will have the right to require the Company to repurchase all or some of their notes on August 1, 2006 and August 1, 2008 and upon certain events constituting a fundamental change.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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INVESTOR CONTACT:
Renee Budig, Vice President, Investor Relations, VERITAS Software
(650) 527-4047, renee.budig@veritas.com

PRESS CONTACT:
Jean Kondo, Senior Manager, Corporate Communications, VERITAS Software
(650) 527-4842, jean.kondo@veritas.com